SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549




                               FORM 8-K




                            CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934




                            August 2, 1994




                      IMC FERTILIZER GROUP, INC.
          (Exact name of registrant as specified in charter)



   Delaware                      1-9759                 36-3492467
(State or other jurisdiction    (Commission          (IRS Employer
    of incorporation)           File Number)     Identification No.)

   2100 Sanders Road, Northbrook, IL                           60062
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code     (708) 272-9200
















    The following is the text of a press release relating to senior management changes of the Company.

    NORTHBROOK, IL., August 2, 1994 - IMC Fertilizer Group, Inc.
(NYSE symbol: IFL) announced today the following senior management changes, effective immediately:

    Wendell F. Bueche, 63, is elected Chairman of the Board and remains Chief Executive Officer;

    James D. Speir, 54, is elected President, Chief Operating Officer and a director of the Company;

    Robert M. Felsenthal, 42, is elected an officer of the Company and named to the new position of Senior Vice President, Business
Development, and

    Allen C. Miller, 48, is elected Senior Vice President, Human
Resources.  He previously was Vice President of this function.

    Bueche assumes the chairmanship from Billie B. Turner, who was named Chairman Emeritus and remains a director of the Company.

    Messrs. Speir, Felsenthal and Miller will report directly to Bueche, as do Robert C. Brauneker, Executive Vice President and Chief Financial Officer and Marschall I. Smith, Senior Vice President, Secretary and General Counsel. Bueche joined IMC in February 1993 as President and Chief Executive Officer and has been a director since July 1991. He formerly was Chairman and Chief Executive Officer of Allis-Chalmers Corporation.

    Speir's promotion gives him responsibility for all Company operations, including: mining, manufacturing, marketing and sales. Reporting to him will be C. Steven Hoffman, Senior Vice President, Marketing, as well as the executive in charge at each IMC operating location. Speir previously was Executive Vice President, Operations. He joined the Company in 1962 and has held senior positions throughout the IMC organization.

    Felsenthal, previously Vice President, Financial Controls and Planning, will be responsible in his new assignment for identifying and implementing growth opportunities consistent with the Company's strategic objectives. He joined IMC in 1983 as manager, financial analysis, following nine years with Arthur Young & Co.






















    IMC Fertilizer is one of the world's leading producers of crop nutrients for agriculture. It mines and processes potash in the United States and Canada; and is a joint-venture partner in IMC-Agrico Company, the nation's largest producer, marketer and distributor of phosphate crop nutrients. The Company also produces sulphur and oil through other joint-venture operations.


                           SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                  IMC FERTILIZER GROUP, INC.



                                  By
                                     ___________________________
                                     Marschall I. Smith
                                     Senior Vice President, Secretary
                                     and General Counsel


August 2, 1994